Exhibit 99.1

Contact:

Monica Vinay

Director, Investor Relations

(330) 761-6212

Myers Industries Names Gregg Branning Chief Financial Officer

September 4, 2012 – Akron, Ohio – Myers Industries, Inc. (NYSE: MYE) today announced that it has named Gregg Branning as its new Chief Financial Officer, effective September 1, 2012. Branning replaces former CFO Donald Merril, who has left the Company to pursue other career interests.

President and Chief Executive Officer John C. Orr said, “Gregg brings an outstanding track record of almost 30 years of progressive global strategic development, financial, operational and industrial expertise. We look forward to his contributions as we continue to focus on improving our financial strength and strategically growing our most profitable businesses. We also thank Don for his service to the Company and wish him all the best in his future pursuits.”

Since 2003, Branning, 51, has served in leadership positions with various subsidiaries of Danaher Corporation (NYSE: DHR), a Washington, D.C.-based manufacturer of technology-based products for professional, medical, industrial and commercial customers (www.danaher.com). Most recently, he was Vice President of Finance and Chief Financial Officer of Thomson Industries, a Danaher subsidiary, leading the financial organization of a global business that develops and manufactures technological products in industrial actuation, machine building and automation. Also at Danaher, he served as President of Accu-Sort Systems, a global developer and manufacturer of advanced technological products in the high-speed auto identification and data capture market, where he led a shift from a low-margin legacy business to higher-margin products. He also served as Chief Financial Officer for Joslyn Hi-Voltage, a business with locations in Ohio and the United Kingdom.

Prior to joining Danaher, Branning spent 13 years in various financial and strategic planning positions with Hamilton Sundstrand Corporation, a manufacturer of commercial and military systems for air, land and sea. He also spent four years with Ernst & Young LLP as an audit manager.

Branning received an MBA degree from the University of Chicago Graduate School of Business and a bachelor’s degree in accounting from Oral Roberts University. He is a Certified Public Accountant.

About Myers Industries

Myers Industries, Inc. is an international manufacturer of polymer products for industrial, agricultural, automotive, commercial and consumer markets. With annual revenues of approximately $756 million in 2011, the Company is also the largest wholesale distributor of tools, equipment and supplies for the tire, wheel and undervehicle service industry in the U.S. Visit www.myersindustries.com to learn more.

1